Exhibit 10.03

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 14, 2019 (the “Effective Date”), by and between collectively, India Globalization Capital, Inc., (“IGC”, “Employer”) a corporation organized under the laws of Maryland, and Claudia Grimaldi (“Executive”), an individual residing in the State of Maryland, on the following terms and conditions:

RECITALS:

A. The Employer desires to be assured of the continued services of Executive; and

B. Executive desires to continue to be employed by the Employer as an Executive upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.    Employment Period. Executive shall be employed subject to the terms and conditions set forth in this Employment Agreement. The Employment Period shall be for five years, terminating on May 8, 2023, unless renewed by the Employer. Employer hereby agrees to continue to employ Executive as its Vice-President and Principal Financial Officer, and Executive agrees to accept such appointment for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”). Thereafter, Executive’s employment shall continue until terminated in accordance with this Agreement.

2.    Performance of Duties.

2.1. Executive agrees that during the Employment Period, she shall devote her full normal and customary working time, energies and talents exclusively to serving in the capacity of Executive of Employer and to performing such other duties consistent with her position, as may be properly assigned to her by the Chief Executive Officer of Employer (the “CEO”). She will carry out such duties faithfully, efficiently and in a professional manner.

2.2. In addition to the limitations imposed upon Executive by the Restrictive Covenants contained in Section 4, Executive during the Employment Period, may:

2.2.1. serve in up to two entities as, a consultant, manager, agent, or director of, any corporation, partnership or other entity, other than Employer, including civic, charitable, or other public service organizations provided that in no case such service, employment, or position would have a material adverse effect upon the ability of Executive to perform her duties hereunder or create a conflict of interest with the Employer;

2.2.2. have an ownership interest in up to two enterprises other than Employer if such ownership interest would not have a materially adverse effect upon the ability of Executive to perform her duties hereunder or create a conflict of interest with the Employer.

3.    Compensation. Subject to the terms and conditions of this Agreement, Employer shall compensate Executive for her services as follows:

3.1. Executive shall receive, for each consecutive twelve (12) month period beginning on the Effective Date and ending on each anniversary thereof, assuming the Agreement has not been terminated pursuant to Section 5 of this Agreement, a rate of pay equal to One Hundred and Fifty Thousand Dollars ($150,000.00) per year (“Base Pay”). Such compensation shall be payable in substantially equal monthly or more frequent installments and subject to customary tax withholding. Such Base Pay shall be evaluated annually.

3.2. Executive shall receive, incentive bonuses in the form of cash, and or IGC common stock for achieving targets as agreed between Employer and Executive.

3.3. Executive shall be entitled to receive benefits on the same terms and conditions as other similarly situated employees pursuant to the terms and conditions of any applicable plan or Employer policy, including but not limited to plans as mentioned in Attachment 1, which are subject to change at the sole discretion of Employer.

3.4. Executive shall be reimbursed by Employer for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s services under this Employment Agreement.

4.    Restrictive Covenants. Executive acknowledges and agrees that:

4.1. The agreements and covenants contained in this Section 4 are essential to protect the business interests of Employer and Employer will not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees to this Section 4.

4.2. Confidential Information. The Employer and Employee shall be bound by a separate confidentiality agreement.

4.3 Notice of Immunity Under the Defend Trade Secrets Act of 2016. The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. If the

Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.

4.4. Non-Competition. The Employer and Employee shall be bound by a separate Non-Competition agreement.

4.5. Executive understands that the foregoing restrictions may limit her ability to engage in a business similar to Employer’s Business for the duration of the Non-Competition Period but acknowledges that she will receive sufficiently high remuneration and other benefits to justify such restriction as an Executive of Employer pursuant to this Agreement.

4.6. Notwithstanding the generality of any other provision of this Agreement, during the Non-Competition Period, it shall not be a violation of Section 2.2 or this Section 4 for Executive to (i) be an owner, partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity that does not compete with the Business of Employer or (ii) make unlimited investments with other family members in any person or entity that does not compete with the Business of Employer.

4.7. Remedies. If Executive breaches any of the provisions contained in Sections 4 (the “Restrictive Covenants”), Employer shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.

4.7.1. Executive shall account for and pay over to Employer all compensation, profits, and other benefits which inure to Executive’s benefit which are derived or received by Executive or any person or business entity controlled by Executive, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

4.8. Notwithstanding the provisions of Section 4, Executive acknowledges and agrees that in the event of a violation or Executive’s threatened violation of any of the Restrictive Covenants, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.

4.9. Proprietary Rights. Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, employee files, client files, and any materials made by Executive or by Employer during the period of Executive’s employment are the property of Employer and shall not be used by Executive in any way adverse to Employer’s interests while she is so employed by Employer.

5. Termination and Compensation Due Upon Termination. Executive’s right to compensation for the period after the date Executive’s employment with Employer terminates shall be determined in accordance with the following:

5.1. Termination Without Cause. In the event Employer terminates Executive’s employment during the Employment Period without Cause, Employer shall pay Executive compensation, incentive compensation and benefits as specified in Section 3 through the equivalent of one and half years during which time Executive shall be entitled to:

5.1.1. receive payment of her salary in accordance with the provisions of Section 3;

5.1.2. continued participation in the benefit plans of Employer available at that time.

5.2. Voluntary Resignation. Executive may terminate her employment with Employer for any reason (or no reason at all) at any time by giving Employer ninety (90) days prior written notice of voluntary resignation; provided, however, that Employer may decide that Executive’s voluntary resignation be effective immediately upon notice of such resignation. Employer shall have no obligation to make payments to Executive in accordance with the provisions of Section 3 for periods after the date on which Executive’s employment terminates due to Executive’s voluntary resignation, including in the event Employer accelerates the effectiveness of the resignation in accordance with this Section 5.2.

5.3. However, for purposes of this Section 5, if Executive provides notice of her resignation within thirty (30) days following the occurrence of one of the following events, Executive shall be deemed to be Terminated without Cause in accordance with Section 5.1:

5.3.1. the relocation of Executive’s office more than one hundred (100) miles from Bethesda, Maryland without Executive’s consent;

5.3.3. a material breach of any of the provisions of this Agreement by the Employer that remains uncured for 90 days after notice is given to the Employer by the Employee in writing.

5.3.4. a change of control of IGC.

5.4. Termination for Cause. If Executive is terminated for Cause, as defined below, Employer shall have no obligation to make any payments to

Executive in accordance with the provisions of Section 3 or otherwise for periods after Executive’s employment with Employer is terminated because of Executive’s termination for Cause. For purposes of this Section 5.4, Executive shall be considered terminated for “Cause” if she is discharged by Employer on account of the occurrence of one or more of the following events:

5.4.1. Executive comes to work intoxicated or becomes habitually addicted to drugs or alcohol, as confirmed by the written opinion of a medical doctor;

5.4.2. Executive breaches a material obligation of this agreement, including but not limited to intentionally disclosing Confidential Information in violation of Section 4.1.1 or engages in any action in violation of Section 4.1.2.

5.4.3. Employer is directed by regulatory or governmental authorities to terminate the employment of Executive or Executive intentionally engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Employer;

5.4.4. Executive is convicted of a felony crime (other than a felony resulting from a minor traffic violation);

5.4.5. Executive disregards her duties under this Agreement after (A) written notice has been given to Executive by the Board that it views Executive to be disregarding her duties under this Agreement and (B) Executive has been given a period of thirty (30) days after such notice to cease such misconduct. However, no notice or cure period shall be required hereunder if Executive’s disregard of her duties is flagrant and has materially and adversely affected Employer or is illegal;

5.4.6. Executive commits an act of fraud against Employer, violates a duty of loyalty to Employer, or violates an obligation owed to Employer pursuant to Sections 2 or 4 hereof.

5.5. In the event Employer attempts to terminate Executive’s employment pursuant to

Section 5.4 and it is ultimately determined that the Employer lacked Cause, the provisions of Section 5.1 shall apply and, in addition to any other remedies that Executive may have, Executive shall be entitled to receive the payments called for by Section 5.1 with interest on any past due payments at the rate of three percent (3%) per year from the date on which the applicable payment would have been made, plus Executive’s costs and expenses (including but not limited to reasonable attorneys’ fees) incurred in connection with such dispute and interest thereon at the rate of three percent (3%) per year from the date incurred by the Executive.

5.6. Employer shall have no obligation to make payments to Executive in accordance with the provisions of Section 3 for periods should Executive die or become permanently disabled except payments due and owing as of such date.

5.7. Executive shall be deemed permanently disabled if, in the opinion of a licensed physician approved by Employer’s CEO, Executive has become (either mentally or physically) totally and permanently incapable of performing the essential functions of Executive’s position, with or without reasonable accommodation. Notwithstanding the foregoing, this Agreement may not be terminated if said termination would violate applicable federal or state laws governing disabled persons.

6.   Indemnification. Executive shall be defended, held harmless by and indemnified by Employer to the fullest extent permitted by applicable law (including, but not limited to payment of all legal fees and costs) against claims asserted against her by third parties, arising out of, or related to, the business of the Employer or Executive’s services for Employer or its affiliates, where such services were within the scope of authority of Executive, or specifically authorized in advance by Employer. However, Employer shall have no obligation to defend, indemnify or hold Executive harmless from any claims relying in whole or in part upon any intentionally tortious, grossly negligent or fraudulent conduct, or willful or reckless misconduct by Executive. This duty of indemnification shall survive the termination of this Agreement for a period of two years and is intended to be in addition to and not in lieu of any indemnification right of Executive that may be contained in the Bylaws or Articles of Incorporation of Employer.

7.    Assignment and Successors. This Agreement is personal in its nature and neither of the parties shall, without the written consent of the other, which may be given or withheld in the absolute discretion of each, assign, delegate or otherwise transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, transfer or sale of all or substantially all of the assets or other reorganization of the Employer with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Employer hereunder; provided, however, Employer shall continue to remain obligated hereunder.

8.    Governing Law and Venue. This agreement will be governed by and construed in accordance with the laws of the State of Maryland without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction. Any suit, action or proceeding arising out of or relating to this Agreement must be instituted in the state or federal courts located in the State of Maryland, to the jurisdiction of which each of the parties hereby expressly and irrevocably agrees to submit. The parties agree to enter into mediation prior to trial in any suit, action, or proceeding arising out of or relating to this Agreement.

9.    Entire Agreement. This Agreement embodies the entire agreement of the parties respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties on this subject matter. There are no representations, warranties or agreements, whether express or implied, or oral or written, with respect to the subject matter, except as set forth herein.

10.  Modifications. This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications shall be in writing and signed by the parties.

11.  Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions shall not be deemed a waiver of such terms, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. All waivers shall be in writing and signed by Executive and Employer.

12.  Survival. The following provisions of this Agreement shall survive the termination of the employment relationship, regardless of the reason for termination or when or on what terms this Agreement was terminated: Sections 4 and 5.

13.  Headings. The section and Section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of its terms.

14.   Waiver of Jury Trial. The parties acknowledge that they are hereby waiving any right to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s Employment.

15.  Attorneys’ Fees. Executive and the Employer agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs incurred by it or her in connection with resolution of the dispute, in addition to any other relief granted.

16.  Severability. In the event that it is determined that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any determination striking any portion of this Agreement shall be done as narrowly as possible so as to give as much effect as possible to the intentions of the parties under this Agreement.

17.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

18.  Notices. All notices and other communications provided for in the Agreement shall be in writing and will be deemed duly given (a) when delivered by hand or electronic mail, (b) two (2) days after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed email or (d) five (5) days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A party may from time to time change its address or designee for notification purposes by giving the other party written notice of the new address or designee and the date upon which it will become effective. The addresses for such notices shall be:

If to Executive:

Claudia Grimaldi

Email: cgrimaldi@igcinc.us

If to Employer:

India Globalization Capital, Inc.

Attention: CEO

19.  Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of Employee’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Employee’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Employee dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Employee’s estate.

20.  Taxes. Executive acknowledges that Employer has not provided any tax advice to Executive in connection with this Agreement and has been advised by Employer to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to Executive pursuant to the Agreement.

21.  Attachments. IGC Insider Trading and Reporting Policy.

22. Agreement Read, Understood and Fair. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the Effective Date.

INDIA GLOBALIZATION CAPITAL, INC.

By: __________________

Name: Ram Mukunda

Title: CEO

By: ___________________________

Name: Claudia Grimaldi

Title: Executive

ATTACHMENT 1

The terms set out in Section 3 are subject to annual review and update by the Board of IGC:

Section 3.3: The Employer shall provide the Executive with an automobile, plus gas and maintenance expenses, to be used by Executive in connection with the performance of her duties for Employer. Monthly lease payments, for the Employer, for such automobile shall not exceed $450 per month. The Executive shall reimburse the Employer $95 per month for personal use of the automobile.